Exhibit 10.14

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of April 15, 2005 among Tarpon Industries, Inc., a Michigan corporation (“Tarpon”), Eugene Welding Co., a Michigan corporation and a wholly-owned subsidiary of Tarpon (“EWCO”), and Steelbank Tubular, Inc., a corporation amalgamated under the province of New Brunswick and a wholly-owned subsidiary of Tarpon (together with Tarpon and EWCO, the “Companies”), and J. Peter Farquhar (“Employee”).

     In consideration of the mutual covenants contained in this Agreement, the Companies and Employee agree as follows:

     1. Employment.

     During the term of this Agreement (as defined in Sections 2 and 4), the Companies shall employ Employee, and Employee hereby accepts such employment by the Companies, in accordance with the terms and conditions set forth in this Agreement.

          (a) Position and Duties. Employee shall serve as Chief Executive Officer and Secretary of the Companies or in such other position with the Companies, as the Boards of Directors of the Companies shall, from time to time, specify. Employee shall perform all duties, services and responsibilities and have such authority and powers for, and on behalf of, the Companies as are customary and appropriate for such position designated by the Board and as are established from time to time by, or in accordance with procedures established by, the Companies’ Boards of Directors.

          (b) Performance. Employee shall perform the duties called for under this Agreement to the best of his ability and shall devote all of his business time, energies, efforts and skill to such duties during the term of his employment and shall not accept employment with any other employer or business or engage in any other business of any nature whatsoever, in any capacity whatsoever, unless approved in writing in advance by the Boards of Directors of the Companies.

     2. Term.

     The term of Employee’s employment under this Agreement shall begin on the date of this Agreement and shall continue until January 13, 2007, at which time it shall expire, unless terminated earlier pursuant to Section 4. Upon expiration of this Agreement, this Agreement shall automatically renew for a one-year period on the same terms and conditions, unless either party shall provide the other party with at least 180 days written notice of a desire not to renew this Agreement.

     3. Compensation, Expenses and Benefits.

          As full compensation for Employee’s performance of his duties pursuant to this Agreement, the Companies shall pay Employee during the term of this Agreement, and Employee shall accept as full payment for such performance, the following aggregate amounts and benefits:

          (a) Salary. As salary for Employee’s services to be rendered under this Agreement, the Companies shall pay Employee an aggregate annual salary of $250,000. Such salary shall be payable semi-monthly in arrears, or at such other interval, not less frequent than monthly, as the Companies shall designate.

          (b) Business Expenses. The Companies shall pay or reimburse Employee for all reasonable, ordinary and necessary travel, entertainment, meals, lodging, and other out-of-pocket expenses incurred by Employee in connection with the Companies’ businesses, for which Employee submits appropriate receipts and which are consistent with the Companies’ policies or have been authorized by the Companies’ Boards of Directors.

          (c) Options. Tarpon has granted Employee an option to purchase 50,000 common shares, which were issued pursuant to the Tarpon’s Stock Option Plan (“Option Shares”), subject to vesting restrictions determined by the Board of Directors.

          (d) Benefits. Employee shall be eligible to participate in all fringe benefits, currently including major medical and dental insurance, a 401(k) plan and other employee benefit plans, applicable to other similar employees of the Companies, when and if adopted and made available during the term of this Agreement to employees with similar periods of service, subject to any eligibility or other requirements for participating in such fringe benefits and to the actual existence of the respective plans.

          (e) Indemnification; Directors and Officers Insurance. The Companies shall, to the fullest extent authorized or permitted by the Michigan Business Corporation Act, defend, indemnify and hold Employee, his heirs, executors, administrators and other legal representatives, harmless from and against any and all claims, suits, debts, causes of action, proceedings or other actions, at law or in equity, including costs and reasonable attorney fees which any person or entity may have had, now has or may in the future have with respect to Employee’s service to the Companies as an officer, director, employee or agent thereof. This provision shall survive the termination of this Agreement. In addition, the Companies will use their best efforts to maintain appropriate insurance for its directors and officers, which provides coverage of not less than $5,000,000.

          (f) Future Events. The Companies and Employee hereby acknowledge and agree that the parties may from time-to-time review the terms and conditions contained in this Agreement and engage in discussions regarding possible amendments to this Agreement; provided, however, no party hereto shall be obligated to amend this Agreement at any time.

          (g) Bonus. Employee will be eligible to participate in any bonus plan established by the Compensation Committee of the Boards of Directors that is applicable to the Company’s executive officers, and may receive up to 50% of his salary as additional compensation under the bonus plan.

          (h) Club Membership. In the event that that the Companies consummate a transaction in which they directly, or through their wholly-owned subsidiaries, acquire 100% of the outstanding common stock or substantially all of the assets of a company (a “Transaction”), the Companies shall, subsequent to such Transaction and for the remainder of the term of this Agreement, pay Employee’s (i) one-time membership initiation fee at Olympia Field Golf Club, not to exceed $40,000, and (ii) related annual dues and monthly membership fees, provided that such dues and fees do not to exceed $10,000 per year.

          (i) Vacation. Employee shall be entitled to four weeks of paid vacation time in accordance with the Companies’ current vacation policies.

          (j) Automobile. The Companies shall provide Employee with an automobile allowance of an aggregate of $750 a month.

     4. Termination

          (a) Death. Employee’s employment under this Agreement shall terminate immediately upon Employee’s death.

          (b) Disability. Employee’s employment under this Agreement shall terminate, at any of the Company’s option, immediately upon notice to Employee given after Employee’s “total disability,” but no earlier than the later of (i) the day after 6 consecutive months during which Employee suffers from a “total disability”, and (ii) the day that Employee is eligible to begin receiving disability benefits under the insurance policy or its equivalent. “Total disability” shall mean Employee’s physical or mental condition entitling him to disability benefits, after the passage of time, pursuant to the insurance policy, assuming such condition continues, all, if permitted by such insurance policy or its equivalent, as determined by a doctor chosen by the Companies and a doctor chosen by Employee, and, if necessary, a doctor mutually chosen by such doctors. Employee shall continue to receive compensation pursuant to Section 3 during the period prior to termination of Employee’s employment pursuant to this Section 4(b), if Employee’s employment is not otherwise terminated pursuant to this Agreement, less any disability benefits Employee receives pursuant to the insurance policy with respect to such period. There shall be no such deduction for disability benefits received by Employee if Employee pays the premiums on such disability insurance policy.

          (c) With Cause. Each of the Companies shall have the right, upon written notice to Employee, to terminate Employee’s employment under this Agreement for “Cause.” Such termination shall be effective immediately upon Employee’s receipt of such written notice. “Cause” means (1) any material breach by Employee of this Agreement, (2) any material breach by Employee of his fiduciary duties to any of the Companies, (3) material failure to perform his duties under this Agreement continuing for 30 days following written notice by any of the Companies of such material failure which notice shall specify the act or omission constituting such material failure, gross neglect, abuse of office amounting to a breach of trust, fraud, any willful violation of any law, rule or regulation (other than traffic violations and similar offenses), which violation shall have a material adverse effect upon any of the Companies, or (4) any act of theft or dishonesty by Employee.

          (d) Without Cause. Each of the Companies and Employee shall each have the right, upon written notice to the other, to terminate Employee’s employment under this Agreement without cause. Such termination shall be effective 30 days after such notice is deemed given pursuant to Section 15(a).

          (e) With Good Reason. The Employee shall have the right, upon written notice to the Companies, to terminate his employment with the Companies under this Agreement for Good Reason. Such termination shall be effective immediately upon the Companies’ receipt of such written notice. “Good Reason” means (i) a material change in Employee’s responsibilities or duties without his prior written consent, or (ii) a material breach by the Companies of this Agreement.

     5. Effects of Expiration or Termination

          (a) If this Agreement expires or Employee’s employment under this Agreement is terminated pursuant to Sections 4(a), (b) or (c), or if Employee resigns pursuant to Section 4(d), or upon expiration of this Agreement, the Companies’ obligations under this Agreement, including obligations under Section 3, shall end except for the Companies’ joint and several obligation to: (i) reimburse Employee (or his estate) for all out-of-pocket expenses incurred and unpaid pursuant to Section 3(b) and other benefits actually due pursuant to Sections 3(d), accrued and unpaid through the date of termination; (ii) pay to Employee (or his estate) any salary compensation, pursuant to Section 3(a), actually earned, accrued and unpaid through the date of termination and (iii) indemnify employee as provided under Section 3(e).

          (b) Except as otherwise provided in Section 5(b)(i), if Employee’s employment under this Agreement is terminated by any of the Companies pursuant to Section 4(d) or by Employee pursuant to Section 4(e), in addition to its obligations under Section 5(a), the Companies, jointly and severally, shall be obligated to pay to Employee an amount equal to the aggregate annual compensation described in Sections 3(a), (h) and (j) (“General Severance Payment”). Such General Severance Payment shall be payable in equal installments over a period of 12 months beginning on the effective date of such termination. During such 12 month period, Employee shall continue his medical and dental benefits set forth in Section 3(d) and the Companies shall pay the premiums related thereto.

(i) Notwithstanding the foregoing, in the event that Employee is terminated pursuant to Section 4(d) within 6 months after a Change of Control of Tarpon, the Companies, jointly and severally, shall be obligated to pay to Employee, in lieu of the General Severance Payment, an amount equal to 2 times the aggregate annual compensation described in Sections 3(a), (h) and (j) (“CIC Severance Payment”). Such CIC Severance Payment shall be payable in equal installments over a period of 24 months beginning on the effective date of such termination. During such 24 month period, Employee shall continue his medical and dental benefits set forth in Section 3(d) and the Companies shall pay the premiums related thereto. For purposes of this Agreement, the term “Change in Control of Tarpon” shall mean an event in which any person or entity has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Securities and Exchange Act) of securities of

Tarpon representing a majority of the then-outstanding securities entitled to vote generally in the election of directors of Tarpon. Notwithstanding the foregoing, the passive investment in a majority of the then-outstanding securities of Tarpon by one or more mutual funds shall not constitute a Change in Control of Tarpon.

     (c) Termination of Employee’s employment under this Agreement shall not affect any party’s rights and obligations under Sections 3 (subject to the limitations set forth in Sections 5(a) and (b)), 5, 7, 8, 9, 10 and 11, such rights and obligations shall continue and survive the termination of Employee’s employment and this Agreement, for any reason, notwithstanding any breach of this Agreement by Employee or by any of the Companies.

     6. Conflicts of Interest.

     While employed by the Companies, Employee shall not, directly or indirectly:

          (a) participate in any way in the benefits of transactions between the Companies, its subsidiaries and their suppliers or customers, or have personal financial transactions with any of the Companies’ or their subsidiaries’ suppliers or customers, including, without limitation, having a financial interest in the Companies’ or its subsidiaries’ suppliers or customers, or making loans to, or receiving loans from, the Companies’ or their subsidiaries’ suppliers or customers;

          (b) realize a personal gain or advantage from a transaction in which the Companies or their subsidiaries have an interest or use information obtained in connection with Employee’s employment with the Companies for Employee’s personal advantage or gain; or

          (c) accept any offer to serve as an officer, director, partner, consultant, agent or manager with, or to be employed in a sales or technical capacity by, a person or entity which does business with the Companies or their subsidiaries.

     7. Solicitation of Employees and Consultants.

     Upon expiration of this Agreement or termination of Employee’s employment with the Companies under this Agreement, with or without cause, by either the Companies or Employee, Employee shall not for a period of one year following the date of such termination, directly or indirectly:

          (a) solicit or attempt to hire any person who is then employed by, or is a consultant to, the Companies or their subsidiaries or who, to Employee’s knowledge, was employed by, or was a consultant to, the Companies or their subsidiaries at any time during the year before the termination of Employee’s employment with the Companies under this Agreement; or

          (b) encourage any such person to terminate his or her employment or consultation with the Companies or their subsidiaries.

     8. Covenant Not to Compete.

     During the term of Employee’s employment under this Agreement and for a period of one year following expiration of this Agreement or the termination of Employee’s employment with the

Companies under this Agreement pursuant to Section 4, Employee shall not, directly or indirectly, himself, or through or for an individual, person or entity wherever located:

          (a) engage in any activities, perform any services in connection with any products, or sell any products, which are reasonably likely to compete with the activities or services performed by, or products sold by, the Companies or their subsidiaries during the term of Employee’s employment under this Agreement; or

          (b) be employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity, wherever located, which conducts a business in which any of the Companies or their subsidiaries are engaged during the term of Employee’s employment under this Agreement; provided, that Employee may own, for investment purposes only, up to 3% of the stock of any such publicly traded company whose stock is either listed on a national stock exchange or on The Nasdaq National Market (if Employee is not otherwise affiliated with such business).

     9. Solicitation of Companies Customers.

     Upon expiration of this Agreement or termination of Employee’s employment with the Companies under this Agreement, with or without cause, by either the Companies or Employee, Employee shall not, directly or indirectly, at any time within one year after the date of such termination, solicit any entity that, to Employee’s knowledge, was a customer of the Companies or their subsidiaries within the year before the date of such termination, to perform services or supply products for such customer of a similar nature to those services performed or products provided by the Companies or their subsidiaries to such customer during the term of such employment under this Agreement.

     10. Return of Documents.

     Upon expiration of this Agreement or termination of Employee’s employment with the Companies for any reason, all documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, diaries, records, customer lists, notebooks, and similar repositories of or containing confidential information, including all copies thereof, then in Employee’s possession or control, whether prepared by Employee or others, shall be left with, or forthwith returned by Employee to, the Companies.

     11. Companies’ Remedies.

     Employee acknowledges and agrees that the covenants and undertakings contained in Sections 1(b), 6, 7, 8, 9 and 10 of this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of such Sections will cause irreparable injury to the Companies, the amount of which will be difficult, if not impossible, to estimate or determine and which cannot be adequately compensated. Therefore, Employee agrees that the Companies, in addition to any other available remedies under applicable law, shall be entitled, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Employee and such other persons as the court shall order.

     12. Employee’s Remedies.

          (a) Employee’s remedy against the Companies for breach of this Agreement is the collection of any compensation due him as provided in Section 3 and such other remedies available to Employee under law or in equity.

          (b) Notwithstanding anything contained in this Agreement, the removal of Employee as a director of Tarpon, with or without cause, shall not be deemed to trigger any rights under this Agreement, including, but not limited to Employee’s rights under Section 5.

     13. Assignment.

     The Companies shall not be required to make any payment under this Agreement to any assignee or creditor of Employee, other than to Employee’s legal representative or his estate on death or disability. Employee’s obligations under this Agreement are personal and may not be assigned, delegated or transferred in any manner and any attempt to do so shall be void. Employee, or his legal representative, shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any right of Employee under this Agreement. The Companies may assign this Agreement without Employee’s consent to any successor to the Companies’ business. This Agreement shall be binding upon, and shall inure to the benefit of, the Companies, Employee and their permitted successors and assigns.

     14. Companies’ Obligations Unfunded.

     Except for any benefits under any benefit plan of the Companies that are required by law or by express agreement to be funded, it is understood that the Companies’ obligations under this Agreement are not funded, and it is agreed that the Companies shall not be required to set aside or escrow any monies in advance of the due date of the payment of such monies to Employee.

     15. Notices.

          (a) To Employee. Any notice to be given under this Agreement by the Companies to Employee shall be deemed to be given if delivered to Employee in person or three business days after mailed to him by certified or registered mail, postage prepaid, return receipt requested, to:

J. Peter Farquhar
21242 Georgetown Rd.
Frankfort, IL 60423

or at such other address as Employee shall have advised the Companies in writing.

          (b) To the Companies. Any notice to be given by Employee to the Companies shall be deemed to be given three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, to:

Tarpon Industries, Inc./Eugene Welding Co./Steelbank Tubular, Inc.
2420 Wills St.
Marysville, MI 48040

With a copy to:

Patrick T. Duerr, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Ave.
Detroit, Michigan 48226-3506

or at such other address as the Companies shall have advised Employee in writing.

     16. Amendments.

     This Agreement shall not be amended, in whole or in part, except by an agreement in writing signed by the Companies and Employee.

     17. Entire Agreement.

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and all prior agreements or understandings, oral or written, are merged in this Agreement and are of no further force or effect. The parties acknowledge that they are not relying on any representations, express or implied, oral or written, (relating to any aspect of Employee’s current or future employment or otherwise), except for those stated in this Agreement. Employee further acknowledges that his sole rights and remedies with respect to any aspect of his employment or termination of his employment are provided for in this Agreement.

     18. Captions.

     The captions of this Agreement are included for convenience only and shall not affect the construction of any provision of this Agreement.

     19. Governing Law and Forum.

     This Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement, shall be governed by, and interpreted in accordance with, the laws of the state of Michigan, except for any provisions of Michigan law which direct the application of other states’ laws, and except that if any provision of this Agreement would be illegal, void, invalid or unenforceable under such Michigan laws, then the laws of such other jurisdiction which would render such provisions valid and enforceable shall govern so far as is necessary to sustain the validity and enforceability of the terms of this Agreement. Each party consents to be subject to personal jurisdiction of the courts of Michigan, and any lawsuit or other court action or proceeding relating to, or arising out of, this Agreement or Employee’s employment with the Companies shall be instituted only in the state or federal court of proper jurisdiction in the state of Michigan and those courts shall have exclusive jurisdiction over any case or controversy arising out of or relating to this Agreement.

     20. Severability.

     All provisions, agreements, and covenants contained in this Agreement are severable, and in the event any of them shall be held to be illegal, void or invalid by any competent court or under any applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain binding in accordance with their terms.

     21. No Waiver.

     No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     22. Consultation with Counsel.

     Employee acknowledges that he has been given the opportunity to consult with his personal legal counsel concerning all aspects of this Agreement and the Companies have urged Employee to so consult with such counsel.

     23. Conflicts.

     Employee represents and warrants that his execution, delivery and performance of this Agreement will not (i) constitute a breach or violation of any agreement or arrangement to which he is a party or by which the is bound; (ii) constitute a violation of any order, judgment or decree to which he is a party; or (iii) require the consent of any third party.

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     IN WITNESS WHEREOF, the Companies and Employee have duly executed this Amended and Restated Employment Agreement as of the date and year first above written.

Tarpon Industries, Inc.

By:	/s/ JAMES T. HOUSE

Its:

Eugene Welding Co.

By:	/s/ JAMES T. HOUSE

Its:

Steelbank Tubular, Inc.

By:	/s/ JAMES T. HOUSE

Its:

/s/ J. PETER FARQUHAR

J. Peter Farquhar